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                                                                   Exhibit 99.1

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                                                              EXIDE TECHNOLOGIES


N E W S  R E L E A S E

FOR IMMEDIATE RELEASE
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Investor Contacts:
Gregory Pettit/Karen Bleier
Gavin Anderson & Company
212-515-1985/1940

Media Contact:
Doug Morris
Gavin Anderson & Company
212-515-1964


                EXIDE TECHNOLOGIES SECURES WAIVER FROM LENDERS

              Company Receives Notice of Possible NYSE Delisting

PRINCETON, NJ - January 4, 2002 - Exide Technologies (NYSE: EX) today announced that it has secured a waiver from its senior lenders through April 12, 2002 of certain of the covenants contained in the Company's Senior Secured Global Credit Facility.

As previously announced, the Company was not in compliance with certain of its financial covenants contained in its Credit Facility as of September 30, 2001, and secured a waiver through December 28, 2001.

"I am very encouraged by the progress we are making in our operational restructuring efforts and the support of our customers, suppliers and lenders in this process. Our global business unit realignment and cost reduction actions have improved the strength of our overall business, and we continue to identify and implement actions to enhance the efficiency of our operations," said Craig
H. Muhlhauser, President and Chief Executive Officer of Exide Technologies. "Together with our professional advisors, we are developing a plan to address our debt leverage. We are confident that through these efforts we can improve the long term financial strength of the Company, while minimizing the impact on our customers and business operations."

Additionally, Exide Technologies has received notification from the New York Stock Exchange (NYSE) of the possibility that the Company's stock may be de-listed due to the
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Company's current inability to satisfy NYSE listing standards. In the event
Exide's stock is de-listed from the NYSE, although there can be no assurance that this would occur, the Company expects that the stock would trade on the over-the-counter market.

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About Exide Technologies:

     Exide Technologies is the world's largest industrial and transportation battery producer and recycler, with operations in 89 countries.

     Industrial applications include network-power batteries for telecommunications systems, fuel-cell load leveling, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply
(UPS) markets; and motive-power batteries for a broad range of equipment uses, including lift trucks, mining vehicles and commercial vehicles.

     Transportation uses include automotive, heavy-duty truck, agricultural, marine and other batteries, as well as new technologies being developed for hybrid vehicles and new 42-volt automotive applications. The Company supplies both aftermarket and original-equipment transportation customers. Further information about Exide Technologies, its financial results and other information can be found at www.exide.com.
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Certain statements in this press release may constitute forward-looking statements as defined by the Securities Litigation Reform Act of 1995. As such, they involve known and unknown risks, uncertainties and other factors that may cause the actual or expected results of the Company to be materially different from any results expressed or implied by such forward-looking statements. These are enumerated in further detail in the Company's Form 10-K.


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